EXECUTION VERSION

SERVICES AGREEMENT
This Services Agreement (the “Agreement”), has been made and entered into as of March 2, 2017 (the “Effective Date”), by and between Clinton Group, Inc., a Delaware corporation (“Clinton”), and GlassBridge Enterprises, Inc. f/k/a Imation Corp, a Delaware corporation (“GlassBridge”) (each a “Party” and collectively the “Parties”).
WHEREAS, GlassBridge desires to contract for the provision of certain Services (as defined below) and GlassBridge has determined that the best available option for the provision of such Services during the Initial Term (as defined below) is to engage Clinton to provide a Clinton employee to deliver such Services; and
WHEREAS, the Parties desire to entire into this Agreement to provide for the provision by Clinton to GlassBridge of a Clinton employee to deliver the Services subject to the terms and conditions hereof and as more particularly described herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of sufficiency of which is hereby acknowledged by the Parties, each Party, intending to be legally bound, agrees as follows:
1.Services Arrangement
(a)    Subject to the terms and conditions of this Agreement, Clinton agrees to provide the following services (collectively, the “Services”):
(i)    to make available an employee of Clinton to serve as Chief Operating Officer of GlassBridge on a full time basis, and any subsidiary of GlassBridge designated by GlassBridge from time to time, and provide such services and perform such duties as are customary to such position (collectively, the “Management Services”);
(ii)    to provide to GlassBridge’s subsidiary GlassBridge Asset Management, LLC, a Delaware limited liability company (“GBAM”), the “Services” as defined in that certain Services Agreement, dated as of the Effective Date, by and between Arrive I LLC, a Delaware limited liability company (“Arrive”), and GBAM, in such a manner so as to enable GBAM to deliver such “Services” to Arrive; and
(b)    Clinton will initially appoint Daniel Strauss (“Strauss”) as the designated person to provide the Management Services to GlassBridge. In the event that Clinton determines, in its sole and absolute discretion, that Clinton no longer desires to designate Strauss or any Substitute (as defined below) as the designated person, Clinton shall deliver notice of such determination to GlassBridge. Upon receipt of such notice, GlassBridge, in its sole and absolute discretion, may deliver notice of GlassBridge’s election to either: (i) terminate the Management Services pursuant to Section 3(b) below and receive a pro rata reimbursement of any prepaid Fees (as defined below) in respect any period of time for which Management Services were prepaid but undelivered or (ii) request that Clinton designate a mutually agreeable replacement Clinton employee (a “Substitute”) to deliver Management Services.
(c)    Strauss and any Substitute shall remain employees of Clinton while providing the Services to GlassBridge. Clinton will be solely responsible for payment of compensation, benefits and any other costs attendant to employment of its employees, including, without limitation, payment of all workers’ compensation, disability benefits, and unemployment insurance as well as for payment of all withholding, unemployment, social security and other payroll taxes.

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(d)    GlassBridge will pay directly or reimburse Strauss or any Substitute for any expenses reasonably incurred in performing the Services.
(e)    In connection with providing the Services to GlassBridge, Clinton will take such steps to ensure that Strauss and any Substitute will:
(i)comply with all policies and procedures set forth in GlassBridge’s Employee Handbook and Compliance Manual including (without limitation) GlassBridge’s policies in relation to personal account dealing and the prevention of market abuse and insider dealing;
(ii)comply with all applicable laws, rules and codes of conduct in force from time to time required by any regulatory body or law enforcement agency in relation to the business of GlassBridge or which GlassBridge will reasonably determine are necessary for the proper functioning of its business; provided that if this Agreement or the Services contemplated herein give rise to any legal, tax, regulatory or other similar obligations for either Party, each of GlassBridge and Clinton shall upon reasonable request of the other Party cooperate with the requesting Party to address and resolve any such issues in good faith; and provided further, that (a) GlassBridge shall provide Strauss and each Substitute with access to the independent directors of the Board of Directors of GlassBridge in order to address conflicts of interests on behalf of GlassBridge, and both Parties shall cooperate in good faith to address such issues, and (b) in the event any actual, material conflict arises, Strauss or the Substitute, as applicable, shall refer such conflict to the independent directors of the Board of Directors of GlassBridge in a reasonably practicable time period.
For the avoidance of doubt, Strauss and any Substitute will remain subject to all policies and procedures set forth in Clinton’s Employee Handbook and Compliance Manual including (without limitation) Clinton’s policies in relation to personal account dealing and the prevention of market abuse and insider dealing.
(f)    The Parties acknowledge that Clinton has other clients and the Parties will, therefore, cooperate reasonably in the scheduling of professional activities to accommodate the needs of Clinton and such other clients.
(g)    For the avoidance of doubt, Clinton shall be free to engage in advising other institutions, entities and individuals. Clinton shall have no obligation to present any particular business opportunity to GlassBridge.
2.    Fees. In exchange for the provision of services and performance of Services, GlassBridge will pay Clinton at the rate of $125,000 for the Initial Term and $125,000 for each Renewal Term, if any (the “Fees”). The Fees shall be payable in advance at the start of the Initial Term and each Renewal Term, if any. In the event this Agreement is terminated prior to the conclusion of the Initial Term or any Renewal Term (if any), then Clinton shall return the portion of the prepaid Fees attributable to the portion of such Initial Term or Renewal Term, as applicable, during which Services are not delivered as a result of such termination.
3.    Term and Termination
(a)    Term. The initial term of this agreement shall commence on the Effective Date and conclude on May 31, 2017 (the “Initial Term”). Thereafter, unless either Party provides notice of nonrenewal to the other Party prior to the conclusion of the then current Initial Term or Renewal Term (as defined below), this Agreement shall automatically renew for successive renewal terms of three (3) calendar months (each, a “Renewal Term” and any Renewal Term(s) together with the Initial Term, collectively, the “Term”).

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(b)    Termination. The Parties agree that either Party, may, in its sole discretion, terminate all or any part of this Agreement at any time, for any reason, by transmitting five (5) days’ prior notice to the other Party.
4.    Confidential Information. The Parties agree to protect and keep confidential each other’s “Confidential Information.” “Confidential Information” shall include, but is not limited to, non-public confidential, proprietary or trade secret information of either Party, and any funds affiliated with the Parties, including (a) non-public information concerning the operations, systems, services, personnel, financial affairs and investment and trading philosophies, strategies, techniques, and performance of the Parties and their affiliates, (b) computer software, forms, contracts, agreements, literature or other documents designed, developed or written by, for, with, or on behalf of the Parties or any of their clients, or (c) the identity of any clients of, or investors in, the Parties or their affiliates and other information about such clients and investors.
5.    Intellectual Property Rights.
(a)    All materials, including, but not limited to, any tools, routines, libraries, computer software (in object code and source code form), script, programming code, data, information or HTML script developed by Clinton prior to the Effective Date or developed independently of this Agreement during the Term, and any trade secrets, know-how, methodologies and processes related to the Services, shall remain the sole and exclusive property of Clinton including, without limitation, all copyrights, trademarks, patents, trade secrets, and any other proprietary rights therein (collectively the “Clinton Materials”). The Clinton Materials shall also include such improvements to the Clinton Materials as Clinton may develop during the Term. The Parties acknowledge and agree that Clinton is in the business of providing professional services, and that Clinton shall have the right to provide to third parties services which are similar to the services provided hereunder, and to use or otherwise exploit any Clinton Materials in providing such services. Nothing herein shall be construed to prevent or in any way limit the Clinton in the future from using general knowledge, skill and expertise acquired in performing its obligations hereunder for the benefit of itself or any other employer or client.
(b)    All right, title and interest, including all intellectual property rights pertaining thereto, in and to all inventions, processes and technologies conceived or reduced to practice by Strauss or any Substitute directly in performance of the Services (and solely related thereto) shall be owned by GlassBridge. Clinton hereby assigns all right, title and interest therein to GlassBridge. GlassBridge will have the sole right to determine the treatment of any such inventions, processes and technologies, including the right to keep the same as trade secrets, to prepare and execute patent applications thereon, to use and disclose the same without prior patent application, to file registrations for copyright or trademark thereon in its own name, or follow any other procedure that GlassBridge deems appropriate. Clinton will execute any documents of assignment of inventions, processes and technologies or registration of copyrights reasonably requested by GlassBridge respecting any and all such inventions, processes and technologies.
6.    Indemnification and Insurance.
(a)    GlassBridge will, to the maximum extent permitted under applicable law, indemnify and hold harmless Clinton, any Person controlling, controlled by or under common control with Clinton or any of its affiliates, Strauss, each Substitute, and each of their respective members, partners, principals, managers, officers, employees, agents, consultants and the legal representatives of any of them (each, a “Clinton Indemnified Party”), from and against any loss or expense suffered or sustained by a Clinton Indemnified Party arising out of the Services provided hereunder, including, without limitation, any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened

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Proceeding (collectively, “Losses”), provided that such Losses did not result from the fraud, gross negligence or willful misconduct of a Clinton Indemnified Party. Clinton Indemnified Parties will be indemnified with respect to gross negligence, dishonesty or bad faith of any broker or agent of such Clinton Indemnified Party, provided that such broker or agent was selected, engaged or retained by such Clinton Indemnified Party in good faith. GlassBridge will advance to each Clinton Indemnified Party attorneys’ fees and other costs and expenses as incurred in connection with the defense of any Proceeding for which such Clinton Indemnified Party is entitled to be indemnified by GlassBridge pursuant to this Agreement; provided, that it receive a written acknowledgement in form and substance reasonably acceptable to GlassBridge that such Clinton Indemnified Party shall promptly repay to GlassBridge the amount of any such advance paid to it if it shall be determined by a court order that such Clinton Indemnified Party was not entitled to be indemnified by GlassBridge in connection with such action or proceeding. The Clinton Indemnified Parties may consult with counsel and accountants in respect of the services provided to GlassBridge hereunder, and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants, provided that they will have been selected in good faith.
(b)    Clinton will, to the maximum extent permitted under applicable law, indemnify and hold harmless GlassBridge, any Person controlling, controlled by or under common control with GlassBridge or any of its affiliates, and each of their respective members, partners, principals, managers, officers, employees, agents, consultants and the legal representatives of any of them (each, a “GlassBridge Indemnified Party”), from and against any loss or expense suffered or sustained by a GlassBridge Indemnified Party arising out of the provision of the Services hereunder to the extent that such provision constitutes fraud, gross negligence or willful misconduct of a Clinton Indemnified Party. Clinton will advance to any GlassBridge Indemnified Party attorneys’ fees and other costs and expenses incurred in connection with the defense of any Proceeding for which such GlassBridge Indemnified Party is entitled to be indemnified by Clinton pursuant to this Agreement; provided, that it receive a written acknowledgement in form and substance reasonably acceptable to Clinton that such GlassBridge Indemnified Party shall promptly repay to Clinton the amount of any such advance paid to it if it shall be determined by a court order that such GlassBridge Indemnified Party was not entitled to be indemnified by Clinton in connection with such action or proceeding..
(c)    Strauss and each Substitute will be covered by a director’s and officer’s liability insurance policy (“D&O Policy”), paid for by GlassBridge, covering Clinton during such service and for a period of at least six years thereafter, having terms and coverage amounts reasonably acceptable to Clinton. GlassBridge will provide Clinton with annual certifications and reasonable documentation confirming the continuation of the D&O policy.
(d)    This Section 6 will survive the termination of this Agreement. “Proceeding” shall mean an action, claim, suit, inquiry, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the applicable Party’s knowledge, threatened in writing. For purposes of this Agreement, (i) Clinton shall not be deemed an affiliate of GlassBridge and (ii) GlassBridge and Imation Corp. shall not be deemed affiliates of Clinton.
7.    Litigation.
(a)    The Parties hereto agree to promptly notify each other upon receipt of a complaint, demand, allegation or investigation (collectively, “Complaint”) regarding the alleged violation of any law, regulation, rule or policy concerning or relating to any personnel seconded hereunder. The Parties shall cooperate in good faith in investigating said Complaint and, when necessary, taking remedial action. In all cases, the Parties retain their rights to discipline their own employees or partners in their sole discretion, and each party hereto preserves all rights to take any action it deems appropriate.

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(b)    The Party to whom any Complaint is directed generally shall control any litigation or settlement thereof, except that such Party shall keep informed the other interested Party of the litigation and settlement discussions. If both Parties are named in any Complaint, the Parties shall cooperate, when appropriate, in the conduct of the litigation and in settlement discussions.
8.    Miscellaneous.
(a)    This Agreement does not create a contract or guarantee of employment for Strauss or any Substitute. If Strauss or any Substitute does not have a contract of employment for a fixed term, he or she shall continue to be an employee at will and, as such, may resign or be terminated without regard to this Agreement or the provisions hereof. The Parties shall refrain from making any statement to contradict the terms of any employment contract or the at will nature of employment.
(b)    This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity, except that each Clinton Indemnified Party and GlassBridge Indemnified Party is an intended third party beneficiary of the indemnification provisions hereof and may enforce such provisions directly against the Parties with obligations thereunder.
9.    Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Parties hereto. The failure of a Party to insist upon strict adherence to any term or provision of this Agreement on any occasion will not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term of this Agreement.
10.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.
11.    Limitation of Liability. No Party shall have any liability to the other Party for consequential, exemplary, special, incidental, or punitive damages even if such Party has been advised of the possibility of such damages. The limitations of liability set forth in this Section 11 shall not apply to liability arising from a Party’s gross negligence or willful misconduct.
12.    Arbitration. The Parties agree that any dispute, controversy or claim between the parties arising out of, relating to or concerning this Agreement, other than claims that cannot be subject to mandatory arbitration as a matter of law, will be finally settled by arbitration in New York, New York before and in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association before a single arbitrator, provided that the Parties may seek equitable relief in aid of the arbitration from a court of competent jurisdiction; provided further, that in the event there are claims that cannot be subject to mandatory arbitration as a matter of law, the Parties agree to submit such claims to the exclusive jurisdiction of the state courts of New York County, New York and AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL. The arbitration proceedings will be confidential. The arbitrator’s award will be final and binding upon all Parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States. Each party will bear its own costs and expenses incurred in connection with any such arbitration proceeding. For purposes of any actions or proceedings ancillary to the arbitration referenced above (including, but not limited to, proceedings to enforce an arbitration award), the Parties agree to submit to the exclusive jurisdiction of the state courts of New York County, New York and AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL.

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13.    Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.
14.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.
15.    Successors and Assigns. Each of the Parties agrees and acknowledges that this Agreement, and all of its terms, will be binding upon their representatives, heirs, executors, administrators, successors and assigns.
16.    Facsimile and Electronic Signatures. Facsimile transmission of signatures on this Agreement will be deemed to be original signatures and will be acceptable to the Parties for all purposes. In addition, transmission by electronic mail of a PDF document created from the originally signed document will be acceptable to the Parties for all purposes.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

CLINTON GROUP, INC.

By:    /s/ George Hall
Name:    George Hall
Title:    CEO

GLASSBRIDGE ENTERPRISES, INC.

By:    /s/ Danny Zheng
Name:    Danny Zheng

Title:	Interim Chief Executive Officer, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO SERVICES AGREEMENT